DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,149,600,100]

Total Certificates Ofered & Non-Ofered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

*OLTV should include first mortgage balance on the property at the time of origination
*COLTV should include first mortgage balance and any additional mortgages on the property (whether in this collateral pool or not) at the time of origination
*Front end DTI should include only first mortgage expenses (P and I, Property Taxes and Insurance)
*Back end DTI Should include all mortgage expenses and all other debt
* Each line item's "Deal Percentage" should reflect its respective relative percentage of the deal.
* Cells corresponding to, for instance, the IO row and the IO column, should equal 100%, NOT its respective relative percentage of the deal.
* For example the purchase row and owner occupied column intersection should equal the percentage of purchase loans that are owner occupied.

Deal Name	Loan Characteristics	Loan Number	Balance	Deal Percentage	WAC	WALA	FICO	OLTV	COLTV	Front End DTI	Back End DTI	Full Doc	Owner Occ	Single Family	Purchase	Simul 2nds	IO	Init Cap	Subs Cap	Life Cap
	Aggregate	6,228	1,173,441,877	100.0%	8.21	3	627	82.7	88.9		42.2	60.2	93.1	88.3	42.7	31.9	12.7	2.2	1.0	14.2

	Rate 9.5-10	567	72,724,869	6.2%	9.78	3	589	88.8	89.1		41.8	56.8	93.6	90.4	46.7	3.0	1.6	2.2	1.0	15.9
	RATE 10.001-10.5	329	36,496,744	3.1%	10.27	3	608	91.3	91.8		41.8	59.4	94.1	89.6	58.7	3.8	3.0	2.3	1.0	16.4
	RATE 10.501-11	162	16,793,742	1.4%	10.76	2	592	88.2	88.7		43.0	53.6	93.0	84.2	53.2	6.8	7.4	1.9	1.0	16.9
	RATE 11.001-11.5	193	15,680,596	1.3%	11.21	3	615	92.7	92.9		42.3	46.7	93.1	81.9	62.1	1.1	2.7	1.6	1.0	17.3
	RATE greater than 11.5	397	23,768,853	2.0%	12.05	3	619	98.3	98.3		42.3	70.1	97.8	88.4	80.1	0.2	0.0	1.6	1.0	17.7
	LB <50,000	511	17,421,750	1.5%	10.89	3	629	96.1	96.2		40.4	77.2	98.3	89.7	76.3	0.3	0.0	2.5	1.0	15.6
	LB 50,001-100K	1,217	93,531,456	8.0%	9.52	3	616	85.4	88.4		39.4	73.0	89.2	91.0	56.0	16.4	0.9	2.5	1.0	15.0
	LB 100-200K	2,287	335,132,715	28.6%	8.40	3	618	81.9	87.7		41.0	65.8	92.5	90.3	43.7	30.0	6.6	2.4	1.0	14.4
	LB 200-300k	1,117	274,701,666	23.4%	8.02	3	623	81.7	87.8		42.2	59.2	93.8	88.1	40.5	31.9	11.9	2.3	1.0	14.1
	LB 300K-400K	629	217,515,734	18.5%	7.83	3	630	82.2	89.2		43.6	53.2	94.0	87.3	37.9	36.1	19.2	2.2	1.0	13.9
	LB 400K-500k	288	127,958,041	10.9%	7.85	3	639	83.6	90.6		43.5	51.2	93.1	84.4	41.7	36.0	19.3	2.0	1.0	14.0
	LB 500-600k	118	64,684,255	5.5%	7.82	3	643	83.7	92.6		44.2	55.0	95.1	85.9	41.0	46.3	26.1	1.8	1.0	14.0
	LB 600-700k	39	25,025,997	2.1%	7.56	2	650	84.6	90.4		44.9	56.5	89.8	89.6	30.6	31.0	28.0	1.6	1.0	13.6
	LB 700-800k	16	11,897,297	1.0%	7.92	3	662	82.9	87.7		42.7	44.3	93.9	88.0	25.4	25.6	12.0	2.1	1.0	14.1
	LB 800-900k	2	1,763,323	0.2%	7.22	3	678	80.0	100.0		41.7	100.0	100.0	49.9	100.0	100.0	0.0	1.0	1.0	13.2
	LB 900-1MM	4	3,809,644	0.3%	7.05	2	713	77.3	100.0		40.6	100.0	100.0	100.0	75.0	100.0	25.0	1.7	1.0	13.4
	LB > 1MM	0	0	0.0%	0.00	0	0	0.0	0.0		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
	FICO <=500	54	7,928,575	0.7%	8.71	10	474	77.4	83.0		40.9	57.9	88.8	90.7	39.0	27.8	9.2	2.5	1.1	14.5
	FICO 501-525	265	45,420,508	3.9%	9.17	3	513	74.3	75.5		43.6	74.3	94.7	90.4	18.7	6.5	0.0	1.9	1.0	15.2
	FICO 526-550	377	63,562,483	5.4%	8.97	3	538	77.6	78.1		42.6	76.3	96.7	93.5	15.3	4.3	0.0	2.1	1.0	15.0
	FICO 551-575	462	83,827,139	7.1%	8.64	3	563	78.0	78.4		41.8	66.1	94.5	93.3	18.0	2.7	2.1	2.1	1.0	14.6
	FICO 576-600	741	140,092,616	11.9%	8.56	3	589	83.8	84.7		41.4	69.6	96.0	93.4	31.9	5.1	6.6	2.3	1.0	14.6
	FICO 601-625	1,280	221,855,161	18.9%	8.30	2	613	84.4	90.3		42.3	72.0	94.6	89.6	43.4	30.5	12.9	2.2	1.0	14.2
	FICO 626-650	1,168	220,104,072	18.8%	8.08	3	639	83.9	92.3		42.2	59.4	92.2	87.6	50.5	43.6	14.6	2.2	1.0	13.9
	FICO 651-700	1,446	292,425,965	24.9%	7.78	3	671	83.3	93.2		42.3	47.1	91.8	84.9	51.3	50.6	20.2	2.3	1.0	13.6
	>700	435	98,225,357	8.4%	7.75	2	729	84.6	93.9		41.9	39.7	87.4	81.4	63.6	46.6	17.1	2.1	1.0	13.7
	LTV 0 - 80.00	3,205	668,568,028	57.0%	7.80	3	627	76.0	86.7		41.9	57.1	94.8	88.3	47.4	54.2	15.7	2.2	1.0	13.9
	LTV 80.01-85	577	119,976,870	10.2%	8.24	3	604	84.4	84.9		42.1	58.1	87.8	89.8	18.4	4.3	9.8	2.1	1.0	14.3
	LTV 85.01-90	847	190,658,578	16.2%	8.25	3	626	89.7	89.9		42.5	60.8	85.1	87.9	24.6	2.9	10.3	2.2	1.0	14.4
	LTV 90.01-95	373	76,230,268	6.5%	8.80	3	637	94.8	94.9		43.1	66.4	96.1	88.6	33.0	2.1	8.2	2.1	1.0	14.9
	LTV 95.01-100	1,226	118,008,133	10.1%	10.08	3	643	100.0	100.0		42.4	75.5	99.8	87.5	76.3	0.0	5.0	2.7	1.0	15.4
	LTV >100	0	0	0.0%	0.00	0	0	0.0	0.0		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
	2nd Home	33	6,264,415	0.5%	8.67	3	651	87.2	89.3		43.4	40.2	0.0	74.4	86.8	10.9	4.5	2.1	1.0	14.6
	Invest Property	420	74,716,102	6.4%	8.48	3	643	81.9	82.2		38.8	54.1	0.0	72.8	32.6	3.1	2.7	2.1	1.0	14.6
	2nd lien	907	52,846,026	4.5%	11.14	3	647	99.8	99.8		42.2	73.2	99.5	88.9	82.3	0.0	0.0	0.0	0.0	0.0
	Simultaneous 2nds	1,639	374,441,960	31.9%	7.58	3	653	80.1	99.5		42.9	58.3	99.2	88.6	78.4	100.0	24.4	2.2	1.0	13.6
	Stated Doc	1,034	240,691,423	20.5%	8.43	2	628	80.6	83.9		42.5	0.0	92.1	88.8	18.8	17.6	8.7	2.2	1.0	14.5
	Limited	1,040	209,105,769	17.8%	8.46	3	652	82.6	92.4		42.7	0.0	91.4	82.6	67.7	50.6	13.7	2.2	1.0	14.3
	No Doc	87	16,776,684	1.4%	7.96	4	684	81.9	90.9		40.9	0.0	92.8	92.8	50.5	48.1	37.0	2.8	1.0	13.6
	Purchase	2,987	501,094,538	42.7%	8.33	3	643	85.2	96.6		42.3	61.0	94.1	86.6	100.0	58.6	15.3	2.2	1.0	14.1
	Cash Out Refi	2,969	625,609,046	53.3%	8.12	3	614	80.7	82.9		42.2	58.8	92.5	89.4	0.0	11.5	11.0	2.2	1.0	14.2
	Rate Term Refi	272	46,738,293	4.0%	8.21	3	622	83.4	86.7		40.4	71.2	90.7	92.5	0.0	18.8	6.2	2.7	1.0	14.1
	2-4 Family	318	75,263,899	6.4%	8.22	3	644	80.8	85.7		41.6	47.3	80.5	0.0	40.3	25.4	7.9	2.2	1.0	14.2
	Condo	346	61,681,812	5.3%	8.26	3	644	84.7	92.2		42.2	59.7	88.3	0.0	60.0	38.5	13.1	2.2	1.0	14.1
	Fixed	2,014	240,630,727	20.5%	8.63	3	633	83.7	86.6		41.2	74.4	96.0	90.3	34.4	15.1	4.1	0.0	0.0	0.0
	Arm	4,214	932,811,149	79.5%	8.10	3	625	82.5	89.5		42.4	56.6	92.3	87.8	44.9	36.2	14.9	2.2	1.0	14.2
	Back DTI 45.00-49.99	2,198	444,641,784	37.9%	8.28	3	628	84.0	90.9		47.8	56.2	95.1	88.1	46.2	36.0	12.9	2.1	1.0	14.2
	Back DTI 50.00-54.99	376	82,038,554	7.0%	7.99	2	608	81.6	85.2		52.5	88.0	90.9	93.3	27.7	18.9	8.5	1.9	1.0	14.0
	Back DTI >= 55	8	1,906,047	0.2%	7.09	3	619	82.1	88.5		55.7	92.2	92.2	87.7	31.7	31.7	0.0	2.1	1.0	13.0
	IO	502	148,565,633	12.7%	7.48	3	653	81.7	93.8		42.8	62.4	98.5	90.6	51.5	61.5	100.0	2.5	1.0	13.6
	Cali	1,129	339,469,717	28.9%	7.90	2	636	81.6	89.3		44.0	57.2	93.2	87.1	45.5	39.2	20.9	1.8	1.0	13.8
	N Cali	261	76,930,233	6.6%	7.97	2	640	82.1	89.8		43.8	47.6	91.9	93.6	45.2	40.3	19.4	2.0	1.0	13.9
	S Cali	868	262,539,483	22.4%	7.87	2	634	81.4	89.1		44.0	60.0	93.5	85.1	45.6	38.9	21.4	1.7	1.0	13.8
	NY	110	31,542,893	2.7%	8.29	2	632	81.1	86.3		43.3	35.3	93.9	69.7	35.7	28.4	7.1	2.0	1.0	14.2
	FL	567	112,401,471	9.6%	8.38	2	623	81.6	87.9		41.8	50.1	92.0	86.5	45.4	32.1	7.9	2.2	1.0	14.4
	Georgia	185	26,935,459	2.3%	8.68	3	622	86.0	92.5		41.0	61.1	88.1	95.3	50.5	36.0	7.6	2.6	1.0	14.6
	Ohio	114	15,094,677	1.3%	8.54	2	615	84.6	89.8		39.5	76.3	88.9	90.5	27.9	28.8	14.2	2.9	1.0	14.6
	Maryland	195	44,826,320	3.8%	7.80	3	618	81.5	85.0		41.5	65.6	93.3	92.9	18.3	18.7	16.5	2.8	1.0	13.9
	40yr Am	1,121	257,176,605	21.9%	8.13	3	621	82.6	87.9		42.7	53.0	93.0	86.6	34.8	27.6	0.0	2.5	1.0	14.2
	45yr Am	22	4,001,170	0.3%	7.97	8	527	81.4	94.5		46.2	87.0	88.1	93.6	80.2	58.9	0.0	3.0	1.0	13.8
	50yr Am	914	260,953,994	22.2%	7.95	2	631	82.2	90.1		43.9	56.5	92.8	87.6	46.3	40.3	0.0	1.5	1.0	14.0
	Purchase Loans w/Simul 2nds	1,311	293,710,875	25.0%	7.63	2	653	80.2	99.7		43.1	58.6	99.0	87.4	100.0	100.0	22.1	2.1	1.0	13.7
	Stated Doc Purchase Loans w/Simul 2nds	126	28,850,393	2.5%	7.97	2	679	80.2	99.4		43.6	0.0	100.0	88.5	100.0	100.0	22.4	2.7	1.0	14.2
	IO Purchase Loans w/Simul 2nds	221	64,892,965	5.5%	7.44	3	658	80.1	100.0		42.6	61.9	99.6	88.8	100.0	100.0	100.0	2.5	1.0	13.6
	Stated Doc IO Purchase Loans w/Simul 2nds	20	6,458,018	0.6%	7.77	2	686	80.1	100.0		42.9	0.0	100.0	90.1	100.0	100.0	100.0	3.0	1.0	14.3
	FICO Std Dev	55.07
	LTV Std Dev	12.32